Exhibit 99.1

Unique Logistics Announces Acquisition Closing of Operating Subsidiaries and Affiliates of Former Parent Company

New York, NY, February 27, 2023 – Unique Logistics International, Inc. (OTC Markets: UNQL) (“UNQL” or the “Company”), a rapidly growing global logistics and freight forwarding company, announced the closing of the May 5th, 2022 announced stock purchase agreement (the “Purchase Agreement”) to acquire from Unique Logistics Holdings Limited, a Hong Kong corporation and from Frangipani Trade Services, Inc., a United States corporation (collectively, the “Seller”) Seller’s share capital in ten (10) of Seller’s subsidiaries and affiliates, including eight (8) directly held and two subsidiaries held by those companies (collectively the “Acquired Companies”).

As consideration for the acquisition, the Company agreed to pay the Seller a minimum of $22,500,000 and a maximum of $29,675,000 subject to certain Earn Out and Net Asset enhancements and fund the acquisition through a combination of external debt and a series of Seller-financed promissory notes with maturities between March 7, 2023, and February 21, 2025. The Acquired Companies are in China, Hong Kong, India, Taiwan, the United Kingdom, and Vietnam. They are all specialist logistics companies in their country of operations.

The acquisition of these operating subsidiaries and affiliates will allow UNQL to increase logistics services in the countries of the Acquired Companies, exports from the United States to those countries, and trade among the countries of the Acquired Companies and Europe, Latin America, Canada, and Intra-Asia. The customer base acquired through the Acquired Companies is expected to increase revenue by 40% on consolidation. Moreover, UNQL will vastly increase its footprint and have direct management control of 30 offices in 5 countries including the United States and 9 additional offices managed through affiliates that are not majority owned.

It is estimated that the acquisition, using the May 31, 2022 to November 30, 2022, six month period as a reference, would have increased Operating Income by approximately 73% from $9,800,000 to approximately $17,000,000.

Commenting on the transaction closing, CEO Sunandan Ray stated, “The closing of this acquisition is the next step in executing our strategic plan to become a leading supply chain service provider. These additions will strengthen our control over supply chain services, including capacity management and procurement. The acquisitions will increase our net revenue and should significantly increase our EBITDA. The UNQL Team is excited to leverage these strategic acquisitions to further improve our service to existing customers and secure new customers. Our footprint is now firmly in place in three major world economies: United States, India and China.”

For more details about the transaction, please see the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 27, 2023.

ABOUT UNIQUE LOGISTICS INTERNATIONAL, INC.

Unique Logistics International, Inc. (OTC Markets: UNQL) through its wholly owned operating subsidiaries, is a global logistics and freight forwarding company providing a range of international logistics services that enable its customers to outsource to the Company sections of their supply chain process. The services provided are seamlessly managed by its network of trained employees and integrated information systems. We enable our customers to share data regarding their international vendors and purchase orders with us, execute the flow of goods and information under their operating instructions, provide visibility to the flow of goods from factory to distribution center or store and when required, update their inventory records.

For more information on UNQL and its businesses, please visit www.unique-usa.com.

FORWARD LOOKING STATEMENTS

Certain statements made herein that are not historical facts are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the benefits of the acquisition of all of Seller’s share capital in the Acquired Companies and the projected future results of the Acquired Companies. Words such as “believe,” “project,” “expect,” “estimate,” “intend,” “strategy,” “future,” “plan,” “should,” “will,” “would,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside the Company’s control and are difficult to predict. Factors that may cause actual future events to differ materially from the expected results, include, but are not limited to: (i) the inability to recognize the anticipated benefits of the acquisition, which may be affected by, among other things, competition and the ability of the post-acquisition company to grow and manage growth profitability and retain its key employees, (ii) costs related to the acquisition, (iii) the ability to implement business plans, forecasts, and other expectations and identify and realize additional opportunities, (iv) the risk of downturns and the possibility of rapid change in the highly competitive industry in which the Company operates, (v) the risk that the Company may never achieve or sustain profitability, (vi) the risk that the Company may need to raise additional capital to execute its business plan, which many not be available on acceptable terms or at all, and (vii) other risks and uncertainties indicated in the filings that are made from time to time with the Securities and Exchange Commission by the Company (including those under the “Risk Factors” sections therein). The foregoing list of factors is not exhaustive. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation, and does not intend, to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

MZ Contact

Brian M. Prenoveau, CFA

MZ Group – MZ North America

UNQL@mzgroup.us

+561 489 5315